SECURITIES ESCROW AGREEMENT

This SECURITIES ESCROW AGREEMENT (this “Agreement”), dated as of October 29, 2010, is entered into by and among China Dredging Group Co., Ltd., a British Virgin Islands company (the “Company”), each of the Purchasers whose names are set forth on Exhibit A hereto (individually, a “Purchaser” and collectively, the “Purchasers”), Chardan Capital Markets, LLC (the “Purchaser Representative”), Mars Harvest Co. Ltd., a British Virgin Islands company (the “Principal Shareholder”), and Loeb & Loeb LLP (the “Escrow Agent”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company intends to consummate a private placement transaction with certain accredited investors, non U.S. persons and/or qualified institutional buyers (the “Purchasers”), whereby the Company will issue shares of the Company’s class A convertible preferred shares, no par value per share (the “Preferred Shares”), initially convertible into one (1) share of the Company’s ordinary shares, no par value per share (the “Common Shares”), subject to adjustment (the “Financing Transaction”);

WHEREAS, concurrently with the consummation of the Financing Transaction, the Company intends to consummate a merger with Chardan Acquisition Corp. with the Company being the surviving entity of the merger (the “Merger”);

WHEREAS, in connection with the Financing Transaction, the Company entered into a securities purchase agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company and the Purchasers, and certain other agreements, documents, instruments and certificates necessary to carry out the purposes thereof (collectively, the “Transaction Documents”);

WHEREAS, as an inducement to the Purchasers to enter into the Purchase Agreement, the Principal Shareholder has agreed to place share certificates (“Certificates”) representing 15,000,000 of the Company’s ordinary shares (the “Escrow Shares”) into escrow for the benefit of the Purchasers in the event the Company fails to achieve certain financial performance targets for each of the 12-month periods ending December 31, 2010 and December 31, 2011;

WHEREAS, the Purchasers to the Purchase Agreement have appointed a Purchaser Representative pursuant to the terms thereof to act on their behalf in connection with this Agreement; and

 WHEREAS, the Company and the Purchaser Representative have requested that the Escrow Agent hold the Escrow Shares on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

TERMS OF THE ESCROW

1.1.          Appointment of Escrow Agent.  The parties hereby agree to appoint Loeb & Loeb, LLP, as escrow agent (the “Escrow Agent”), to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

1.2           Establishment of Escrow Account.  Upon the execution of this Agreement, the Principal Shareholder shall deliver to the Escrow Agent one or more Certificates representing the Escrow Shares, along with a share transfer form executed in blank or in other form and substance acceptable for transfer.  The Escrow Agent shall hold the Escrow Shares in an escrow account (the “Escrow Account”) and distribute the same as contemplated by this Agreement.

1.3           Distribution of the Escrow Shares.  Within five (5) business days of the receipt in the applicable year of the certified copy from the Company’s auditor of the 2010 Audited Financial Statements and the 2011 Audited Financial Statements, and a calculation from the Company of the pro rata and aggregate number of the Escrow Shares to be distributed to the Purchasers Escrow Agent shall send to the Company’s transfer agent one or more Certificates covering such aggregate number of the Escrow Shares required to be distributed to the Purchasers pursuant to the terms of the Purchase Agreement.

1.4           Termination of Escrow.  Within five (5) business days following the earliest of (i) the distribution of all of the Escrow Shares to the Purchasers, (ii) the receipt by the Escrow Agent from the Company of a certification that the Adjusted Net Income equals or exceeds $87,171,308 or (iii)  the event that Escrow Shares were distributed to the Purchasers, the receipt from the transfer agent of any share certificate reflecting the remaining Escrow Shares after such distribution  to the Purchasers , the Escrow Agent will transfer all undistributed Escrow Shares back to the Principal Shareholder and close the Escrow Account established in section 1.2 above.

ARTICLE II

REPRESENTATIONS OF THE PRINCIPAL SHAREHOLDER

2.1           Representations and Warranties.  The Principal Shareholder hereby represents and warrants to the Purchasers and the Purchaser Representative as follows:

(i) The Principal Shareholder is the record and beneficial owner of the Escrow Shares placed into the Escrow Account and owns the Escrow Shares, free and clear of all pledges, liens, claims and encumbrances, except encumbrances created by this Agreement.  There are no restrictions on the ability of the Principal Shareholder to transfer the Escrow Shares, or applicable foreign, federal and state securities laws.

(ii) The performance of this Agreement and compliance with the provisions hereof will not violate any provision of any law applicable to the Principal Shareholder and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under the terms of the certificate of incorporation or by-laws of the Principal Shareholder, or any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Principal Shareholder or affecting the Escrow Shares or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Principal Shareholder, the creation of which would have a material adverse effect on the business and operations of the Principal Shareholder.  No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Principal Shareholder, other than those already obtained. Upon the transfer of the Escrow Shares to the Purchasers pursuant to this Agreement,  the Purchasers will be the record and beneficial owners of all of such shares and have good and valid title to all of such shares, free and clear of all encumbrances.

ARTICLE III

ESCROW AGENT

3.1.       The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, the Principal Shareholder, the Purchaser Representative and the Escrow Agent.

3.2.       The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud or willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud or willful misconduct.

3.3.       The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

3.4.       The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct.

3.5.       The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary to properly advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor which shall be paid by the Escrow Agent.  The Escrow Agent has acted as legal counsel for the Company. The Company and the Purchasers consent to the Escrow Agent in such capacity as legal counsel for the Company and waive any claim that such representation represents a conflict of interest on the part of the Escrow Agent. The Company and the Purchasers understand that the Escrow Agent is relying explicitly on the foregoing provision in entering into this Escrow Agreement.

3.6.       The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to the Company and the Purchasers. In the event of any such resignation, the Purchasers and the Company shall appoint a successor Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any escrow funds and other documents held by the Escrow Agent.

3.7.       If the Escrow Agent reasonably requires other or further instruments connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall use its best efforts to join in furnishing such instruments.

3.8.       It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the Escrow Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (1) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrow Shares until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the Escrow Shares and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York, Borough of Manhattan, in accordance with the applicable procedure therefore.

3.9.       Each of the Company and the Principal Shareholder hereby agrees to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

ARTICLE IV

MISCELLANEOUS

4.1.       Waiver  No waiver of, or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

4.2.       Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Escrow Agent:            Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum
Tel No.:212-407-4000
Fax No.: 212-407-4990

If to the Company or the Principal Shareholder:

China Dredging Group Co., Ltd.
Floor 18, Tower A, Zhongshan Building,
No. 154, Hudong Road, Gulou District,
Fuzhou City, Fujian Province, PRC
Attention:: Zhuo Xinrong
Tel. No.:
Fax No.:

With a copy to (which shall not constitute notice):
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Tel. No.: (212) 407-4000
Fax No.: (212) 407-4990

If to the Purchaser Representative:

GNH Partners, LLC, Two Greenwich Plaza, Greenwich, CT 06830
Attention:  Guibao Liu
Tel:  (203) 742-3600
Fax:

With a copy to (which shall not constitute notice):

[ ]

Attention:
Tel:

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

4.3.       Successors and Assigns.  This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

4.4.       Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter. This Escrow Agreement may not be modified, changed, supplemented, amended or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.  Notwithstanding anything to the contrary in this Agreement, none of the provisions of Article I hereof or this Section 4.4 may be modified, changed, supplemented, amended or terminated, nor may any such provision be waived, without the prior written consent of the holders of a majority in interest of the Preferred Shares purchased in the Financing Transaction as of the date of such modification, change, supplement, amendment, termination or waiver.

4.5.       Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

4.6.       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this ___ day of October 2010.

CHINA DREDGING GROUP CO., LTD.

By:
Name: Zhuo Xinrong
Title: Chief Executive Officer

PURCHASER REPRESENTATIVE:

By:
Name:
Title: Authorized Signatory

ESCROW AGENT:

Loeb & Loeb LLP

By:
Name: Mitchell S. Nussbaum
Title: Partner

PRINCIPAL SHAREHOLDER:

MARS HARVEST CO. LTD.

By:
Name: Zhuo Xinrong
Title: Sole Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this ___ day of October 2010.

PURCHASERS:

(Entity Name)

By:

Its:

(Signature Page for Purchasers that are Entities)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this ___ day of October 2010.

Name:

(Signature Page for Purchasers who are Individuals)